Exhibit 99.1

PRESS RELEASE

Media Contact

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contact

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

AMD Appoints Thomas Seifert as Interim CEO; Dirk Meyer Resigns in

Mutual Agreement with Board of Directors

— Company announces preliminary fourth quarter 2010 revenue and gross margin; affirms 2011 product roadmaps remain on track —

SUNNYVALE, Calif. — Jan. 10, 2011 — AMD (NYSE: AMD) today announced that its Board of Directors has appointed Senior Vice President and CFO Thomas Seifert, 47, as interim CEO following the resignation of Dirk Meyer, 49, as president, CEO and a director of the Company effective immediately.

A CEO Search Committee has been formed to begin the search for a new CEO. The Committee is led by Bruce Claflin, Chairman of AMD’s Board of Directors, who has been named Executive Chairman of the Board as he assumes additional oversight responsibilities during the transition period. Seifert will maintain his current responsibilities as CFO and has asked not to be considered for the permanent CEO position.

“Dirk became CEO during difficult times. He successfully stabilized AMD while simultaneously concluding strategic initiatives including the launch of GLOBALFOUNDRIES, the successful settlement of our litigation with Intel and delivering Fusion APUs to the market,” said Claflin.

-more-

“However, the Board believes we have the opportunity to create increased shareholder value over time. This will require the company to have significant growth, establish market leadership and generate superior financial returns. We believe a change in leadership at this time will accelerate the company’s ability to accomplish these objectives.”

Seifert joined AMD in 2009, and has more than 20 years of general management, global operations and financial management expertise. Immediately prior to joining AMD, Seifert served as COO and CFO of Qimonda AG, where he led the formation and subsequent IPO of the company. At Infineon AG, Seifert served as senior vice president and general manager in its Wireless Business Group.

In commenting on Seifert, Claflin said, “During his tenure at AMD, Thomas helped strengthen the company’s balance sheet while demonstrating strong leadership and winning the respect of his peers. His operations and finance experience make him an excellent choice to guide the company as interim CEO.”

“AMD enters 2011 with considerable product and financial momentum. Our roadmap for the year, including our “Llano” APU and 32nm “Bulldozer” based processors remain on track,” said Seifert. “I believe we have significant opportunities to cement our leadership positions in several key market segments based on the strength of our upcoming products.”

AMD Announces Certain Preliminary Fourth Quarter 2010 Results

AMD is announcing certain preliminary results for the fourth quarter 2010. Fourth quarter revenue increased 2 percent sequentially to approximately $1.65 billion and gross margin was approximately 45 percent. In addition, the company reaffirms its 2011 annual financial guidance as disclosed at its Financial Analyst Day last November.

AMD plans to release its final results for the fourth quarter after market close on Thursday, January 20, 2011, with a conference call at 2 p.m. PT/5 p.m. ET to provide additional details.

-more-

About AMD

AMD (NYSE: AMD) is a semiconductor design innovator leading the next era of vivid digital experiences with its ground-breaking AMD Fusion Accelerated Processing Units (APUs). AMD’s graphics and computing technologies power a variety of devices including PCs, game consoles and the powerful computers that drive the Internet and businesses. For more information, visit http://www.amd.com.

Cautionary Statement

This release contains forward-looking statements, concerning among other things, the Company’s growth opportunities, the Company’s opportunity to create increased shareholder value over time, including its ability to have significant growth, establish market leadership and generate superior financial returns, product roadmaps, including the timing of the planned introduction of AMD Fusion platforms, financial results for the fourth fiscal quarter of 2010, including revenue, and gross margin, and financial guidance for fiscal 2011 which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of these presentations and involve risks and uncertainties that could cause actual results to differ materially from current expectations. The material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting AMD’s business will prevent attainment of AMD’s current plans; AMD will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market; AMD’s third party wafer foundries will be unable to manufacture its products on a timely basis with acceptable quality, at acceptable manufacturing yields and using competitive technologies; AMD’s third party wafer foundries will be unable to transition to advanced manufacturing process technologies in a timely and effective way, consistent with AMD’s planned expenditures; AMD will be unable to maintain the level of investment in research and development that is required to remain competitive; demand for computers and consumer electronics products and, in turn, demand for AMD’s products will be lower than currently expected; customers will stop buying AMD’s products or materially reduce their demand for its products; third parties will not develop or improve software that is optimized for AMD products; AMD will require additional funding and may not be able to raise funds on favorable terms or at all; there will be unexpected variations in market growth and demand for AMD’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; any inability to obtain sufficient manufacturing capacity or components to meet demand for AMD’s products or the under-utilization of GLOBALFOUNDRIES manufacturing facilities; the effect of political or economic instability internationally on sales or production; or that GLOBALFOUNDRIES will be less successful than anticipated. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 25, 2010.

-more-

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.